EXHIBIT 99.1


                                   American  Bingo  &  Gaming  Corp.
                                   1440  Charleston  Highway
                                   West  Columbia,  SC  29169
                                   (Nasdaq:  BNGO)






AT  THE  COMPANY             AT  THE  FINANCIAL  RELATIONS  BOARD
----------------             ------------------------------------
Dan  Deloney                 General  Info:  Michael  Lawson
Chief  Executive Officer     Analyst  Info:  Lynn  Sawyer-Landau
(803)796-7875                Media  Info:    Marty  Gitlin
                                             (212)  661-8030


FOR  IMMEDIATE  RELEASE
-----------------------
JULY  2,  1999

   AMERICAN BINGO & GAMING CORP. ANNOUNCES DANIEL W. DELONEY AS CHIEF EXECUTIVE
   ----------------------------------------------------------------------------
                                     OFFICER
                                     -------

       FORMER CEO, CFO AND SIX BOARD MEMBERS RESIGN AS PART OF GROWTH PLAN

WEST COLUMBIA, SC, JULY 2, 1999 - In a major move to reenergize its growth strategy, American Bingo & Gaming Corp. (Nasdaq: BNGO) today announced that Chairman of the Board Daniel W. Deloney has replaced Andre Hilliou as Chief Executive Officer, and that resignations were accepted from six members of the Board of Directors, as well as the Chief Financial Officer.

In making the announcement, Mr. Deloney said, "I am encouraged that this action can and will breathe new life into American Bingo & Gaming. We are determined to turn our full attention to the business at hand which is to grow internal revenues and continue to pursue accretive acquisitions."

Mr. Deloney noted the particular accomplishments of Andre M. Hilliou, former CEO, and Richard M. Kelley, former CFO. "Andre Hilliou, Richard Kelley and the management team were the driving force that put American Bingo & Gaming's financial house in order to the point that EBITDA is expected to be approximately $4-6 million for 1999, compared to approximately $3 million in 1998, subject to the impact of any new legislative or regulatory changes. In addition, under their leadership the Company acquired seven bingo centers in Texas, which are expected to meet or exceed the Company's expectation." Mr. Hilliou has agreed to continue as a consultant to the Company for a short transitional period.

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Separately, the Company announced the opening of a mega-bingo center in Alabama, following  its  consolidation  of  two  older  halls.

Other resigning Board members were George M. Harrison, Jr., Michael W. Mims, James L. Hall, Grover C. Seaton III and A. Joe Willis. Kenneth R. Adams remains on the Board. The current Board consists of Messrs. Deloney and Adams. Nancy Pollick, Vice President of Operations also resigned. Until a successor to Mr. Kelley is named, the Company's controller, Connie Ryan, CPA, will handle day-to-day financial operations.

American Bingo & Gaming competes in the $16 billion non-casino gaming market and $7 billion U.S. charitable market, specializing in video gaming machines (VGMs) and charitable bingo. It is one of only a few publicly traded bingo operations, and is emerging as a primary consolidator of the charitable bingo and video gaming industries. The Company's video gaming operations consist of more than 800 machines installed at various locations that form multiple gaming "routes" which crisscross South Carolina, and account for approximately 63% of revenue. The balance, or 37% of revenues, is earned from bingo centers in Texas, Alabama and South Carolina, and other operations.

                                      # # #

Except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation and taxation, customer attendance and spending, competition, general economic conditions and other risks detailed in the Company's SEC reports.

    To receive American Bingo and Gaming Corp.'s latest news releases and other corporate documents via FAX AT NO COST, please dial 1-800-PRO-INFO.
                         Use the Company's symbol: BNGO.

                Or see BNGO's current releases at WWW.FRBINC.COM

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